As Filed with the Securities and Exchange Commission on November 21, 2022.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FTAI INFRASTRUCTURE INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware	87-4407005
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Kevin Krieger, Esq.
BoHee Yoon, Esq.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Joseph A. Coco, Esq.
Michael J. Schwartz, Esq.
Blair T. Thetford, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by the Registrant.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2022
PROSPECTUS

FTAI INFRASTRUCTURE INC.
COMMON STOCK
This prospectus is being filed for the purpose of registering the issuance of securities pursuant to the FTAI Infrastructure Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”).
Specifically, this prospectus registers: (i) 29,985,000 shares of common stock, par value $0.01 per share (“Common Stock”) of FTAI Infrastructure Inc. (“FTAI Infrastructure”) available as of the date hereof for issuance under the Plan, (ii) 5,434,783 shares of Common Stock that would be issued upon the exercise of outstanding options granted under the Plan and (iii) 336,862 shares of Common stock that would be issued upon the exercise of outstanding options granted in connection with the Company’s spin-off from FTAI Aviation Ltd. on August 1, 2022.
THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
The Nasdaq Global Select Market (“Nasdaq”) lists our common stock under the trading symbol under the symbol “FIP.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
Unless otherwise provided in the applicable prospectus supplement, in the event that we offer equity securities to the public, we intend to simultaneously grant to our manager, FIG LLC (our “Manager”), or to an affiliate of our Manager, an option with respect to a number of shares of our common stock equal to up to 10% of (i) the aggregate number of shares of our common stock being issued in such offering at an exercise price per share equal to the offering price per share, as determined by a committee of our board of directors, or (ii) if such equity issuance relates to equity securities other than our common stock, the number of shares of our common stock (rounded down to the nearest whole share) equal to (x) the gross capital raised in an equity issuance of equity securities other than our common stock (as determined by a committee of our board of directors), divided by (y) the fair market value of shares of a common stock as of the date of such equity issuance.
INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” ON PAGE 8.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is     , 2022.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FTAI Infrastructure,” or the “Company,” and “we,” “our,” and “us” refer to FTAI Infrastructure Inc. and its direct and indirect subsidiaries.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings at an unspecified aggregate initial offering price.
This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy securities in any jurisdiction where the offer or sale thereof is not permitted.
You should assume that the information in this prospectus is accurate as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus contains summary descriptions of the common stock that we may sell from time to time. This summary description is not meant to be a complete description. The particular terms will be described in the related prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available on the Internet at the Commission’s website at http://www.sec.gov. Our Commission filings are also available free of charge at our website (www.fipinc.com). We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement. Nasdaq lists our common stock under the trading symbol “FIP.”
We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement through the Commission’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referring to these filed documents. Any information referenced this way is considered to be a part of this prospectus and any such information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this prospectus. We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have already filed with the Commission except that any information which is furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01) and not filed shall not be deemed incorporated by referenced herein:
•	Quarterly Reports on Form 10-Q (the “Form 10-Q”), filed with the Commission on August 25, 2022 and November 3, 2022;
•	Registration Statement on Form 10 (the “Form 10”), filed with the Commission on April 29, 2022, as amended on May 26, 2022, July 1, 2022 and July 12, 2022 and declared effective on July 15, 2022;
•	Current Reports on Form 8-K filed with the Commission on July 15, 2022, July 19, 2022, July 21, 2022, July 25, 2022, August 1, 2022 and November 21, 2022; and
•	the description of our Capital Stock set forth in the Form 10.
Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York, 10105, Attention: Investor Relations (telephone number (212) 798-6128). Our Commission filings are also available free of charge at our website (www.fipinc.com). We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead are based on our present beliefs and assumptions and on information currently available to us. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, that the future plans, estimates or expectations contemplated by us will be achieved.
Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. The following is a summary of the principal risk factors that make investing in our securities risky and may materially adversely affect our business, financial condition, results of operations and cash flows. This summary should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth in the “Risk Factors” section of the Form 10-Q, which is incorporated by reference herein. We believe that these factors include, but are not limited to:
•	our ability to successfully operate as a standalone public company;
•
changes in economic conditions generally and specifically in our industry sectors, and other risks relating to the global economy, including, but not limited to, the Russia-Ukraine conflict, the ongoing COVID-19 pandemic and other public health crises, and any related responses or actions by businesses and governments;

•	reductions in cash flows received from our assets;
•	our ability to take advantage of acquisition opportunities at favorable prices;
•	a lack of liquidity surrounding our assets, which could impede our ability to vary our portfolio in an appropriate manner;
•	the relative spreads between the yield on the assets we acquire and the cost of financing;
•	adverse changes in the financing markets we access affecting our ability to finance our acquisitions;
•	customer defaults on their obligations;
•	our ability to renew existing contracts and enter into new contracts with existing or potential customers;
•	the availability and cost of capital for future acquisitions;
•	concentration of a particular type of asset or in a particular sector;
•	competition within the rail, energy and intermodal sectors;
•	the competitive market for acquisition opportunities;
•	risks related to operating through joint ventures, partnerships, consortium arrangements or other collaborations with third parties;
•	our ability to successfully integrate acquired businesses;
•	obsolescence of our assets or our ability to sell our assets;
•	exposure to uninsurable losses and force majeure events;
•	infrastructure operations and maintenance may require substantial capital expenditures;
•	the legislative/regulatory environment and exposure to increased economic regulation;
•	exposure to the oil and gas industry’s volatile oil and gas prices;

•	difficulties in obtaining effective legal redress in jurisdictions in which we operate with less developed legal systems;
•	our ability to maintain our exemption from registration under the Investment Company Act of 1940 and the fact that maintaining such exemption imposes limits on our operations;
•	our ability to successfully utilize leverage in connection with our investments;
•	foreign currency risk and risk management activities;
•	effectiveness of our internal control over financial reporting;
•	exposure to environmental risks, including natural disasters, increasing environmental legislation and the broader impacts of climate change;
•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;
•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;
•	our dependence on our Manager and its professionals and actual, potential or perceived conflicts of interest in our relationship with our Manager;
•	effects of the merger of Fortress Investment Group LLC (“Fortress”) with affiliates of SoftBank Group Corp. (“SoftBank”);
•	volatility in the market price of our shares; and
•	the inability to pay dividends to our stockholders in the future.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.
v

FTAI INFRASTRUCTURE INC.
Our Company
We are in the business of acquiring, developing and operating assets and businesses that represent critical infrastructure for customers in the transportation and energy industries. We were formed on December 13, 2021 as FTAI Infrastructure LLC, a Delaware limited liability company and subsidiary of FTAI Aviation Ltd. (“FTAI,” formerly Fortress Transportation and Infrastructure Investors LLC), a Cayman Islands exempted company. In connection with the completion of the spin-off from FTAI, on August 1, 2022, we converted into FTAI Infrastructure Inc., a Delaware corporation, and acquired all of the material assets and investments that comprised FTAI’s infrastructure business. FTAI is a Nasdaq-listed company that is externally managed by FIG LLC (our “Manager”).
Our operations consist of four primary business lines: (i) Railroad (ii) Ports and Terminals, (iii) Power and Gas and (iv) Sustainability and Energy Transition. Our Railroads business primarily invests in and operates short line and regional railroads in North America. Our Ports and Terminals business, consisting of our Jefferson Terminal and Repauno segments, develops or acquires industrial properties in strategic locations that store and handle for third parties a variety of energy products including crude oil, refined products and clean fuels. Our Power and Gas business develops and operate facilities, such as a 485 megawatt power plant at our Long Ridge terminal in Ohio through our equity method investment, that leverage the property’s location and key attributes to generate incremental value. Our Sustainability and Energy Transition business focuses on investments in companies and assets that utilize green technology, produce sustainable fuels and products, or enable customers to reduce their carbon footprint.
Our team focuses on acquiring a diverse group of long-lived assets or operating businesses that provide mission-critical services or functions to infrastructure networks and typically have high barriers to entry, strong margins, stable cash flows and upside from earnings growth and asset appreciation driven by increased use and inflation. We believe that there are a large number of acquisition opportunities in our markets and that our Manager’s expertise and business and financing relationships, together with our access to capital and generally available capital for infrastructure projects in today’s marketplace, will allow us to take advantage of these opportunities.
We target sectors that we believe enjoy strong long-term growth potential and proactively seek investment opportunities within those sectors that we believe will generate strong risk-adjusted returns. We take an opportunistic approach-targeting assets that are distressed or undervalued, or where we believe we can add value through active management, without heavy reliance on the use of financial leverage to generate returns. We also seek to develop incremental opportunities to deploy capital through follow-on investments in our existing assets in order to grow our earnings and create value. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of our total capital.
Our Manager
We are externally managed by our Manager, an affiliate of Fortress, a leading global investment management firm, which has a dedicated team of experienced professionals focused on the acquisition of infrastructure assets since 2002.
Our management agreement with our Manager (the “Management Agreement”) requires our Manager provide a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors.
Our Management Agreement has an initial six-year term and will be automatically renewed for one-year terms thereafter unless terminated either by us or our Manager. Our Manager is entitled to receive from us a management fee and incentive compensation that is based on our performance. In addition, we are obligated to reimburse certain expenses incurred by our Manager. Our Manager is also entitled to receive a termination fee from us under certain circumstances.
General
Nasdaq Global Select Market lists our Common Stock under the trading symbol “FIP.”
We are incorporated in Delaware and our principal executive offices are located at 1345 Avenue of the Americas, 45th Floor, New York, New York, 10105. Our telephone number is (212) 798-6100. Our web address is www.fipinc.com. We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

THE OFFERINGS UNDER THE PLAN
This prospectus relates to shares of our common stock, which may be offered and sold to our Manager and its affiliates; the employees, officers, directors, consultants, service providers and advisors of our Manager and its affiliates who perform services for us; our employees, officers, directors, consultants, service providers and advisors; and other eligible participants in the Plan, in each case consistent with the terms and conditions of the Plan, as the case may be.
The Plan was adopted by our Board of Directors (the “Board”) on August 1, 2022. The Plan will terminate on August 1, 2032, except that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms. No awards other than tandem options (as described below) may be granted under the Plan after the expiration of the term.
The Plan is not qualified under the Internal Revenue Code of 1986, as amended (the “Code”), and not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The Company will provide this prospectus to all persons (including our Manager and its affiliates) who have been or are selected to participate in the Plan. This prospectus contains only a summary of the more significant provisions of the Plan. To make this summary as clear and understandable as possible, some of the rules of the Plan are described in abbreviated form, and not all the detailed provisions of the Plan are described herein. The rights and benefits under the Plan will be governed by the provisions of the Plan, as well as applicable laws and regulations, and not by this prospectus. If there is any conflict between this prospectus and the text of the Plan, the text of the Plan will control. When making important decisions based upon the provisions of the Plan, you should consult the Plan document itself. The Plan is readily available at no charge from the Company, by contacting the Company’s Secretary at (212) 798-6100.
No one can predict the future value of any stock, and investment in a single security is inherently subject to greater risk than diversified investments. You should carefully and periodically evaluate your investments in our common stock to ensure that the amount of your investment is appropriate for your individual financial situation.

SUMMARY OF PLAN TERMS
Summary of the Plan Terms
The following is a summary of the material terms of the Plan. This summary does not purport to be complete and is subject to and qualified in its entirety by the full text of the Plan, which is attached as an exhibit to our Current Report on Form 8-K, filed on August 1, 2022.
Purpose of the Plan
The purpose of the Plan is to reinforce the long-term commitment to the Company’s success of certain individuals who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s shareholders; to assist the Company in attracting and retaining individuals with experience and ability; to compensate our Manager for its successful efforts in raising capital for the Company and to provide performance-based compensation in order to provide incentive to our Manager to enhance the value of our common stock; and to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.
Plan Administration
The Plan is administered by the Compensation Committee of the Board (the “Committee”). As the administrator of the Plan, the Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the Plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of our shares of common stock subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.
Plan Term
The Plan was adopted by the Board on August 1, 2022 and became effective on said date (the “Effective Date”) and will terminate on August 1, 2032, provided that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms.
Share Reserve; Adjustment
We reserved 30,000,000 shares of our common stock for issuance under the Plan. That number will be increased on the date of any equity issuance by the Company during the term of the Plan by a number of shares of common stock equal to 10% of (i) the number of shares of common stock issued in such equity issuance or (ii) if such equity issuance relates to equity securities other than shares of common stock, the number of shares of common stock (rounded down to the nearest whole share) equal to (x) the gross capital raised in an equity issuance of equity securities other than shares of common stock during the term of the Plan (as determined by the Committee), divided by (y) the fair market value of a share of common stock as of the date of such equity issuance.
Our common stock which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any of our shares of common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a Tandem Award (as defined below) will not reduce the number of our shares of common stock reserved and available for issuance under the Plan. The Company reserves the right to cancel any stock option which has a per-share exercise price that is equal to or greater than the fair market value of an underlying share of common stock as of the date of such cancellation, and any shares of common stock which were subject to such cancelled stock option shall again be available for the issuance of stock options, including issuances to the individual that held the cancelled stock option, irrespective of whether such issuance would be deemed a repricing of such stock option.

Upon the occurrence of any event that affects our shares of common stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Committee will make appropriate equitable adjustments. The Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.
Types of Awards and Eligible Recipients
The terms of the Plan provide for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, stock appreciation rights (“SARs”), restricted shares, performance awards, tandem awards and other shares-based and non-shares based awards (including restricted stock units), in each case to our Manager and its affiliates, to the employees, officers, directors, consultants, service providers or advisors of our Manager and its affiliates who perform services for us, to our employees, officers, directors, consultants, service providers or advisors, and to such other persons who the Committee selects to be participants in the Plan. Such awards may be granted singularly, in tandem, or in combination with each of the other awards.
Share Options
A share option represents the right to purchase a specified number of shares of common stock at a specified price during such specified time as the Committee may determine.
The Committee generally has the power to determine the number of our shares of common stock covered by options, the exercise price of options, at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Committee.
We may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of our shares of common stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.
Other Awards
The Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or our shares of common stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of our common stock on the exercise date exceeds the fair market value per share of our common stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in our shares of common stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Committee will determine such manner of payment at the time of payment. The amount payable in our shares of common stock, if any, is determined with reference to the fair market value per share of our common stock on the date of exercise.
SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.
The Committee may also grant restricted stock, performance awards, and other share and non-shares-based awards (including restricted stock units) under the Plan. These awards will be subject to such conditions and restrictions as the Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.

Manager Awards
We anticipate that we will grant our Manager or its affiliates options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer our equity securities to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager an option with respect to a number of our shares of common stock equal to up to 10% of (i) the aggregate number of our shares of common stock being issued in such offering at an exercise price per share equal to the offering price per share, as determined by the Committee, or (ii) if such equity issuance relates to equity securities other than shares of common stock, the number of shares of common stock (rounded down to the nearest whole share) equal to (x) the gross capital raised in an equity issuance of equity securities other than shares of common stock (as determined by the Committee), divided by (y) the fair market value of a share of common stock as of the date of such equity issuance, at an exercise price per share equal to the fair market value of a share of common stock as of the date of such equity issuance.
The main purpose of these options is to provide transaction-specific compensation to our Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the Plan enables our Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our stockholders.
In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The exercise price of such options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares otherwise issuable upon exercise of such option, (ii) in the form of our unrestricted stock already owned by our Manager or its affiliates which have a fair market value on the date of surrender equal to the aggregate option price of our stock as to which such option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.
In addition, the Committee has the authority to grant such other awards to our Manager or its affiliates as it deems advisable, provided that no such award may be granted to our Manager or its affiliates in connection with any issuance by us of shares of common stock in excess of 10% of (i) the maximum number of equity securities then being issued or (ii) if such equity issuance relates to equity securities other than shares of common stock, the number of shares of common stock (rounded down to the nearest whole share) equal to (x) the gross capital raised in the equity issuance of equity securities other than shares of common stock (as determined by the Committee), divided by (y) the fair market value of a share of common stock as of the date of such equity issuance.
The Board may also determine to issue options to our Manager or its affiliates that are not subject to the Plan, provided that the number of shares underlying any options granted to our Manager or its affiliates in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to Nasdaq rules.
Upon the Manager’s reasonable request, the Company will (i) use commercially reasonable efforts to register under the Securities Act of 1933, as amended (the “Securities Act”) the securities that may be issued and sold under the Plan or the resale of such securities issued and sold pursuant to the Plan or (ii) enter into a registration rights agreement with the Manager on terms that are mutually agreed upon by the parties.
Tandem Awards
Each of the Committee and our Manager also has the authority under the terms of the Plan to grant awards of tandem options (“Tandem Awards”) to employees of our Manager or its affiliates who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager or its affiliates, such that exercise by such employee of the Tandem Awards would result in the corresponding options held by our Manager or its affiliates being cancelled. As a condition to the grant of Tandem Awards, our Manager is required to agree that so long as such Tandem Awards remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Awards. If any Tandem Awards are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Awards (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Committee or our Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Awards may not be greater than the term of the designated Manager options to which they relate.

As determined by our Manager, in its sole discretion, payment of the exercise price of such Tandem Awards in whole or in part may be made by the following cashless exercise procedures: (i) by withholding from our shares of common stock otherwise issuable upon exercise of such Tandem Award, (ii) in the form of our unrestricted shares of common stock already owned by the holder of such Tandem Award which has a fair market value on the date of surrender equal to the aggregate option price of our shares of common stock as to which such Tandem Award shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.
Change in Control or Termination of our Manager’s Services
All options granted to our Manager or its affiliates will become fully vested and exercisable upon a “change in control” (as summarized below) or a termination of our Manager’s services to us for any reason, and any Tandem Awards will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Committee or our Manager, as the case may be.
Definition of Change in Control
For purposes of the Plan, a “change in control” means, in summary: (i) a person or entity becomes the beneficial owner of more than 30% of the Company’s voting power; (ii) a merger or consolidation of the Company or any of its subsidiaries, other than (A) a merger or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent or (B) a merger or consolidation affected to implement a recapitalization of the Company in which no person or entity becomes the beneficial owner of the Company’s voting securities representing 30% or more of the Company’s combined voting power; or (iii) shareholder approval of a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition of substantially all of the Company’s assets.
Amendment and Termination
The Plan provides that the Board may alter, amend, suspend, or terminate the Plan, provided that no amendment that requires shareholder approval in order for the Plan to comply with any rule or regulation deemed applicable by the Committee will be effective without such shareholder approval. In addition, no amendment will affect adversely any of the rights of any holder of an award under the Plan without such holder’s consent.
United States Federal Income Tax Consequences of Awards
The rules concerning the federal income tax consequences with respect to awards granted to individuals pursuant to the Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences for awards granted under the Plan; it does not set forth any state or local income tax or estate tax consequences that may be applicable. A participant should consult its own tax advisor to determine the federal, state, local and non-U.S. tax consequences that may apply in respect to any awards granted under the Plan.
Options
A participant generally will not recognize income upon the grant of an option. Rather, at the time of exercise of such options, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price.
Restricted Shares
A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash distributions paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted shares are subject to restrictions and a substantial risk of forfeiture.

If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time.
Other Shares-Based and Non-Shares Based Awards
A participant generally will not be taxed upon the grant of other shares-based and non-shares based awards (including restricted stock units), but rather will recognize ordinary income in an amount equal to the fair market value of the underlying shares or other property, or the cash amount, at the time such shares, other property, or cash amount are delivered to the participant. A participant’s tax basis in any shares or other property received will equal their fair market value at the time such shares or other property are received by the participant, and the participant’s holding period for capital gains purposes will begin at that time.
Transactions Under the Plan
The Plan is not qualified under the Code. The Plan is not subject to the provisions of the ERISA.
The Company will provide this prospectus supplement to all persons who are selected to participate in the Plan. This prospectus supplement contains only a summary of the more significant provisions of the Plan. To make this summary as clear and understandable as possible, some of the rules of the Plan are described in abbreviated form, and not all the detailed provisions of the Plan are described herein. The rights and benefits under the Plan will be governed by the provisions of the Plan, as well as applicable laws and regulations, and not by this prospectus supplement. If there is any conflict between this prospectus supplement and the text of the Plan, the text of the Plan will control. When making important decisions based upon the provisions of the Plan, you should consult the Plan document itself. The Plan is readily available at no charge from the Company, by contacting the Company’s Secretary at (212) 798-6100.
No one can predict the future value of any security, and investment in a single security is inherently subject to greater risk than diversified investments. You should carefully and periodically evaluate your investments in our common stock to ensure that the amount of your investment is appropriate for your individual financial situation.

RISK FACTORS
Before you invest in any of our securities, in addition to the other information in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in any prospectus supplement as well as under the heading “Risk Factors” of the Form 10-Q, which is incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment. See “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will receive the exercise or purchase price of certain stock-based awards under the Plan if and when such awards are exercised or purchased for cash. We will not receive any proceeds if the stock-based awards are exercised on a cashless basis. We currently have no specific plans for the use of the net proceeds received upon exercise or purchase of such awards. We anticipate that we will use the net proceeds received by us for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock and provisions of our certificate of incorporation and bylaws do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our certificate of incorporation and bylaws, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our bylaws.
Authorized Capital Stock
Our authorized capital stock consists of:
•	2,000,000,000 shares of common stock, par value $0.01 per share; and
•	200,000,000 shares of preferred stock, par value $0.01 per share.
As of November 18, 2022, 99,414,097 outstanding shares of common stock and 300,000 Series A Preferred Stock were issued and outstanding. All the outstanding common stock and Series A Preferred Stock are fully paid and non-assessable.
Common Stock
No holder of common stock is entitled to preemptive, preferential or similar rights or redemption or conversion rights. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. Unless a different majority is required by law or by our certificate of incorporation and bylaws, resolutions to be approved by holders of common stock require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of shares, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our certificate of incorporation and bylaws does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.
Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our of our Series A Preferred Stock prior to distribution.
Preferred Stock
Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•	restricting dividends in respect of our common stock;
•	diluting the voting power of our common stock or providing that holders of shares of preferred stock have the right to vote on matters as a class;
•	impairing the liquidation rights of our common stock; or
•	delaying or preventing a change of control of us.
Description of Series A Preferred Stock
As of November 18, 2022, there were 300,000 issued and outstanding shares of Series A Preferred Stock. The Series A Preferred Stock will not be registered under Section 12 of the Exchange Act.

The Series A Preferred Stock ranks senior to the Company’s common stock and all other junior equity securities of the Company, and junior to the Company’s existing or future indebtedness and other liabilities (including trade payables) of the Company, with respect to payment of dividends, distribution of assets and all other liquidation, winding up, dissolution, dividend and redemption rights.
We expect to pay dividends on the Series A Preferred Stock are to be paid at a rate equal to 14.0% per annum subject to increase in accordance with the terms of the Series A Preferred Stock. Specifically, the rate would be increased by 2.0% per annum for any periods during the first two years following closing where the dividend is not paid in cash. Prior to the second anniversary of the issuance date, such dividends will automatically accrue and accumulate on each share of Series A Preferred Stock, whether or not declared and paid, or they may be paid in cash at our discretion. After the second anniversary of the issuance date, we are required to pay such dividends in cash. Failure to pay such dividends would result in a dividend rate equal to at least 18.0% per annum, and a failure to pay cash dividends for 12 monthly dividend periods (whether or not consecutive) following the second anniversary of the issuance date would constitute an Event of Noncompliance. The dividend rate on the Series A Preferred Stock will increase by 1.0% per annum beginning on the fifth anniversary of the issue date.
The Series A Preferred Stock will not be mandatorily redeemable at the option of the holders of the Series A Preferred Stock, except upon the occurrence certain Events of Noncompliance (as defined below) or a change of control (each a “Mandatory Redemption Event”).
An “Event of Noncompliance” includes (i) failure to redeem such shares when we are required to do so, (ii) failure to pay cash dividends for 12 monthly dividend periods (whether or not consecutive) following the second anniversary of the issuance date, (iii) an event where any shares of Series A Preferred Stock remaining outstanding on the eighth anniversary of the issuance date, (iv) failure to have a board of directors comprised of a majority of independent directors at any time on or after December 31, 2022 (subject to the specified cure period), (v) any breach of a material term in the certificate of designations for our Series A Preferred Stock, (vi) certain debt acceleration events, (vii) certain bankruptcy events and (viii) a breach of a restrictive covenant set forth in the certificate of designations for our Series A Preferred Stock. Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by law, the Company will be required to redeem all Series A Preferred Stock in cash at a certain redemption price. The redemption price per share of Series A Preferred Stock will be equal to the greater of (x) the stated value of the Series A preferred Stock plus declared, accumulated and unpaid dividends as of such time and (y)the amount of cash that would be required to be paid in respect of a share of Series A Preferred Stock (inclusive of any cash dividends previously paid on such share) such that the return on investment with respect to such share would be equal to 1.5 of initially invested capital. The Series A Preferred Stock may be required to be redeemed in cash without triggering any prepayment obligation on the Notes. Upon the occurrence of an Event of Noncompliance that has not been cured (to the extent curable), (i) the size of the board of directors shall increase to a number sufficient to constitute a majority of the board of directors, (ii) the majority of the holders of the Series A Preferred Stock shall have the right to designate and elect directors to serve as members of the board of directors constituting a majority, and (iii) other than with respect to the election of directors, the shares of Series A Preferred Stock will vote with our common stock as a single class (with the number of votes per share determined in accordance with the certificate of designations for our Series A Preferred Stock). Prior to an Event of Noncompliance, the Series A Preferred Stock will not vote with our common stock.
The certificate of designations for the Series A Preferred Stock also contains negative covenants limiting how the Company and certain subsidiaries can act. These covenants, among other things, limit the Company and certain subsidiaries’ ability to (i) incur indebtedness, (ii) issue equity interests of the Company ranking pari passu with, or senior in priority to, the Series A Preferred Stock, (iii) issue equity interests of any subsidiary of the Company,(iv) amend or repeal the certificate of incorporation or bylaws in a manner that is adverse to the holders of the Series A Preferred Stock, (v) pay dividends or make other distributions, (vi) create liens, (vii) incur dividend or other payment restrictions affecting the Company and certain of its subsidiaries, (viii) undertake certain prohibited actions with respect to the Management Agreement, (ix) transfer or sell assets, including capital stock of subsidiaries,(x) consummate a change of control without concurrently redeeming the shares of Series A Preferred Stock, (xi) enter into transactions with affiliates, (xii) engage in certain prohibited business activities, (xiii) engage in certain intercompany transactions, and (xiv) take actions to cause the Company to cease to be treated as a domestic C corporation for U.S. tax purposes.

Investors’ Rights Agreement
In connection with the issuance of the Series A Preferred Stock, the Company entered into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”) with the Investors (as defined in the Investors’ Rights Agreement). The Investors’ Rights Agreement sets forth the Investors’ right to receive certain quarterly and annual financial and other information of the Company. The Investors’ Rights Agreement sets forth a standstill covenant by the Investors, “Key Person” and “Manager Event” consultation rights in favor of the Investors, registration rights in favor of the Investors, restrictions on transfer of shares of Series A Preferred Stock by the Investors and rights of first offer in favor of the Investors with respect to future issuances of preferred equity of the Company and, with respect to certain initial Investors and their affiliates, future debt for borrowed money of the Company or certain intermediate holding companies.
Warrants
The Company has outstanding (i) Series I Warrants entitling the holders thereof to purchase 3,342,566 shares of common stock, at an exercise price equal to $10.00 per share (as adjusted in accordance with the Warrant Agreement), exercisable until the Expiration Time (as defined below); and (ii) Series II Warrants entitling holders thereof to purchase 3,342,566 shares of common stock, at an exercise price equal to $0.01 per share, exercisable until the Expiration Time. Such number of shares of common stock purchasable pursuant to the Warrants (the “Warrant Shares”) may be adjusted from time to time to account for stock splits, dividends and similar items and, in the case of the Series I Warrants, for below-market issuances of common equity. The Series II Warrants will participate on an as-converted basis in any dividends with respect to the Company’s shares of common stock. The Warrants will expire (the “Expiration Time”) upon the earlier of (i) the eight-year anniversary of their issuance or (ii) a sale of the Company.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our Series A Preferred Stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and Series A Preferred Stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute-Section 203
We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Our certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.
Ownership Restrictions for Corporation Securities
Our certificate of incorporation imposes certain restrictions on the transfer of the Corporation Securities by holders who are, or who would become as a result of such transfer, direct or indirect holders of more than 4.8% of our Corporation Securities. Such restrictions are in place in order to preserve our net operating loss carryovers within the meaning of Section 382 of the Code. Any acquisition of Corporation Securities that results in a stockholder being in violation of these restrictions may not be valid. Subject to certain exceptions (including with respect to Initial Substantial Shareholders, as defined in our certificate of incorporation), the Ownership Restrictions restrict (i) any person or entity (including certain groups of persons) from directly or indirectly acquiring 4.8% or more of the outstanding Corporation Securities and (ii) the ability of any person or entity (including certain groups of persons) already owning, directly or indirectly, 4.8% or more of the Corporation Securities to increase their proportionate interest in, or to sell, the Corporation Securities. Any transferee receiving Corporation Securities that would result in a violation of the Ownership Restrictions will not be recognized as an FTAI Infrastructure shareholder or entitled to any rights of shareholders, including, without limitation, the right to vote and receive dividends or distributions, whether liquidating or otherwise, in each case, with respect to the Corporation Securities causing the violation.
The Ownership Restrictions will remain in effect until the earlier of (i) the date on which Section 382 of the Code is repealed, amended, or modified in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to us or (ii) a determination by the Board of Directors that (1) an ownership change would not result in a substantial limitation on our ability to use our available net operating loss carryforwards and other tax attributes; (2) no significant value attributable to our available net operating loss carryforwards and other tax attributes would be preserved by continuing the transfer restrictions; or (3) it is not in our best interests to continue the Ownership Restrictions. The Ownership Restrictions may also be waived by the Board of Directors on a case by case basis.
Other Provisions of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws provide that our board shall consist of not fewer than three and not more than nine directors as the board of directors may from time to time determine. Each class of directors are elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of our board of directors.
The classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest.
In addition, our certificate of incorporation and bylaws provide that a director may be removed, only for cause, and only by the affirmative vote of at least 80% of the then issued and outstanding shares of common stock entitled to vote in the election of directors.
In addition, our board of directors has the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, removal or resignation of a director, or as a result of an increase in the size of our board of directors.
Pursuant to our certificate of incorporation and bylaws, preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties without limitation. Our certificate of incorporation and bylaws do not provide our stockholders with the ability to call a special meeting of the stockholders.
Ability of Our Stockholders to Act
Our certificate of incorporation and bylaws do not permit our stockholders to call special stockholders meetings. Special meetings of stockholders may be called by the chairman of our board of directors, if there be one, the chief executive officer, if there be one, or a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our certificate of incorporation and bylaws also prohibit our stockholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our stockholders.
Our certificate of incorporation and bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by certain stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
Forum Selection Clause
Our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL or our certificate of incorporation or our bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. Our bylaws also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our bylaws will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Corporate Opportunity
Under our certificate of incorporation, to the extent permitted by law:
•
the Fortress Parties and Ares and their affiliates (the “Ares Parties”) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•
if the Fortress Parties or the Ares Parties, or any of each of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, each has no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•
we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Parties or the Ares Parties, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Parties or the Ares Parties pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent
The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is listed on Nasdaq under the symbol “FIP.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below). This summary is based upon the Code, Treasury regulations, rulings, and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.
This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions; insurance companies; broker-dealers; regulated investment companies; partnerships and trusts; expatriates or former long-term residents of the United States; “controlled foreign corporations”; “passive foreign investment companies”; corporations that accumulate earnings to avoid U.S. federal income tax; persons who hold our common stock on behalf of other persons as nominees; persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; tax-exempt organizations; holders who are subject to special exemptions or other special rules under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”); and persons that own (actually or constructively) more than 5% of our common stock). In addition, this summary does not discuss state, local, or foreign tax considerations, nor does it address U.S. federal estate tax considerations.
This summary is limited to Non-U.S. Holders who will hold our common stock as a capital asset (generally, property held for investment) and applies only to those time periods after such holders have recognized ordinary income with respect to such shares of common stock, as described above in “—Summary of Plan Terms—United States Federal Income Tax Consequences of Awards.” No advance ruling from the IRS has been or will be sought regarding any matter discussed in this information statement. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. For purposes of this discussion under this heading “United States Federal Income Tax Considerations for Non-U.S. Holders,” a “Non-U.S. Holder” is a holder of our common stock that is neither a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes nor any person that, for such purposes, is any of the following:
•	a citizen or resident of the United States;
•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our shares the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships or other pass-through entities that hold shares of our common stock and partners or members in these partnerships or other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock.
The U.S. federal income tax treatment of a particular holder depends upon determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any holder of our common stock will depend on the holder’s particular tax circumstances. Accordingly, each holder is urged to consult its tax advisor regarding the federal, state, local, and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Distributions
Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, then subject to the next sentence, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our common stock (reducing that basis accordingly) and thereafter as capital gain from the sale or exchange of such common stock, which would be subject to the tax treatment described below in “—Dispositions.” Because we are expected to be a U.S. real property holding corporation (as described below), withholding may be required equal to 15% of any distribution to a Non-U.S. Holder that exceeds our current and accumulated earnings and profits if our common stock is not then treated as regularly traded on an established securities market.
Generally, distributions treated as dividends paid to a Non-U.S. Holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such Non-U.S. Holder) are, however, generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person and (assuming compliance with certain certification requirements) are exempt from the 30% withholding tax. Any such effectively connected distributions received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).
To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed Internal Revenue Service Form W-8BEN or W8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.
Dispositions
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless:
•
the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•
in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

•
We are or have been a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held our common stock and either (a) our common stock is not treated as regularly traded on an established securities market at the time of the sale, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above.

If gain or loss on the disposition of our common stock is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such gain or loss will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person, and in the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the Non-U.S. Holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.
With respect to the third bullet above, a corporation generally is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are likely to be a USRPHC. In addition, although we anticipate that our common stock will be treated as “regularly traded on an established securities market,” no assurance can be given that our common stock will continue to be so treated in the future. If the third bullet above applies to a Non-U.S. Holder, gain recognized on the disposition of our common stock generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person. In addition, if our common stock ceased to be “regularly traded,” the transferee in any disposition would generally be required to withhold 15% of the amount realized on the disposition. Non-U.S. Holders should consult their tax advisors regarding the foregoing rules.
Foreign Account Tax Compliance Act
Legislation enacted in 2010 and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the United States Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Internal Revenue Service. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify the foregoing requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

PLAN OF DISTRIBUTION
The terms of the Plan permit us to issue shares of our Common Stock (or, in certain cases, the cash equivalent thereof) in connection with the exercise or grant, as the case may be, of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, SARs, restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager; to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us; to our employees, officers, consultants, service providers and advisors; and to such other persons who the Committee selects to be participants in the Plan. Such awards may be granted singly, in tandem, or in combination with each of the other awards.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The combined consolidated financial statements of the Infrastructure business of Fortress Transportation and Infrastructure Investors LLC for the year ended December 31, 2021, appearing in FTAI Infrastructure Inc.’s Current Report on Form 8-K dated November 21, 2022, and the balance sheet of FTAI Infrastructure LLC as of December 31, 2021 appearing in FTAI Infrastructure Inc.’s Form 10 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Transtar, LLC and subsidiaries for the year ended December 31, 2021 appearing in FTAI Infrastructure Inc.’s Form 10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The expenses relating to the registration of the securities will be borne by the Registrant.
Securities and Exchange Commission Registration Fee	$10,882
Accounting Fees and Expenses	$75,000
Legal Fees and Expenses	$115,000
Printing and Engraving Fees and Expenses	$13,000
Total	$213,882
ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
Indemnification Agreements. Indemnification Agreements. Our certificate of incorporation and bylaws provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act and is therefore unenforceable.
Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.
Underwriting Agreement. Any future underwriting agreement with the selected underwriters will provide for the indemnification of the directors and officers of our Company against specified liabilities related to this prospectus under the Securities Act in certain circumstances.
ITEM 16.	LIST OF EXHIBITS.
The Exhibits to this registration statement are listed in the Index to Exhibits and are incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
EXHIBIT NO.	EXHIBIT
3.1	Amended and Restated Certificate of Incorporation of FTAI Infrastructure Inc (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
3.2	Amended and Restated Bylaws of FTAI Infrastructure Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
3.3	Certificate of Designations of Series A Preferred Stock of FTAI Infrastructure Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Ernst & Young LLP, independent auditors.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2022.
FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth J. Nicholson
	Name:	Kenneth J. Nicholson
	Title:	Chief Executive Officer and President
KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint each of Kenneth J. Nicholson and Scott Christopher to be their lawful attorneys-in-fact and agents with full and several powers of substitution, in their names, places and steads and on their behalf, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
NAME	TITLE	DATE

/s/ Kenneth J. Nicholson	Chief Executive Officer and President (Principal Executive Officer)	November 21, 2022
Kenneth J. Nicholson

/s/ Scott Christopher	Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2022
Scott Christopher

/s/ Joseph P. Adams, Jr.	Chairman of the Board	November 21, 2022
Joseph P. Adams, Jr.

/s/ James L. Hamilton	Director	November 21, 2022
James L. Hamilton

/s/ Judith A. Hannaway	Director	November 21, 2022
Judith A. Hannaway

/s/ Ray M. Robinson	Director	November 21, 2022
Ray M. Robinson